UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )

DAILY JOURNAL CORPORATION

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

233912104

(CUSIP Number)

October 15, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]	Rule 13d-1(b)
[]	Rule 13d-1(c)
[]	Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 233912104

Person 1
1.	(a) Names of Reporting Persons. RWWM Inc. dba Roseman Wagner Wealth Management
(b) Tax ID 26-3399805

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) []
(b) [X]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With
5. Sole Voting Power 0

6. Shared Voting Power 0

7. Sole Dispositive Power 145,968

8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 145,968

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.6%

12.	Type of Reporting Person (See Instructions)

IA

CUSIP No. 233912104

Person 2
1.	(a) Names of Reporting Persons. RWWM Inc. 401K Profit Sharing Plan
(b) Tax ID 26-4274165

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) []
(b) [X]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With
5. Sole Voting Power 0

6. Shared Voting Power 500

7. Sole Dispositive Power 0

8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions)

EP

CUSIP No. 233912104

Person 3
1.	(a) Names of Reporting Persons. Scott P. Roseman
(b) Tax ID

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) []
(b) [X]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With
5. Sole Voting Power 1,079

6. Shared Voting Power 500

7. Sole Dispositive Power 0

8. Shared Dispositive Power 145,968

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 145,968

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.6%

12.	Type of Reporting Person (See Instructions)

IN

CUSIP No. 233912104

Person 4
1.	(a) Names of Reporting Persons. Aaron J. Wagner
(b) Tax ID

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) []
(b) [X]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With
5. Sole Voting Power 262

6. Shared Voting Power 500

7. Sole Dispositive Power 0

8. Shared Dispositive Power 145,968

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 145,968

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.6%

12.	Type of Reporting Person (See Instructions)

IN

Item 1.
(a)	Name of Issuer DAILY JOURNAL CORPORATION
(b)	Address of Issuer's Principal Executive Offices
780 Third Avenue New York, NY 10017
Item 2.
(a)	Name of Person Filing RWWM Inc. dba Roseman Wagner Wealth Management RWWM Inc. 401K Profit Sharing Plan Scott P. Roseman Aaron J. Wagner
(b)	Address of Principal Business Office or, if none, Residence 3260 Penryn Road, Suite 100 Loomis, CA 95650
(c)	Citizenship RWWM Inc. dba Roseman Wagner Wealth Management - California RWWM Inc. 401K Profit Sharing Plan - California Scott P. Roseman - USA Aaron J. Wagner - USA
(d)	Title of Class of Securities COMMON STOCK, PAR VALUE $0.01 PER SHARE
(e)	CUSIP Number 233912104

Item 3.	If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78c)
(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	[X]	An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
(f)	[ ]	An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
(g)	[ ]	A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	[ ]	A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);.
(k)	[ ]	Group, in accordance with 240.13d-1(b)(1)(ii)(K).If filing as a non-U.S. institution in accordance with 240.13d-1(b)(ii)(J), please specify the type of institution:
If this statement is filed pursuant to Rule 13d-1(c) check this box: [ ]

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned: 145,968
(b)	Percent of class: 10.6%
(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote RWWM Inc. dba Roseman Wagner Wealth Management - 0 RWWM Inc. 401K Profit Sharing Plan - 0 Scott P. Roseman - 1,079 Aaron J. Wagner - 262
(ii) Shared power to vote or to direct the vote RWWM Inc. dba Roseman Wagner Wealth Management - 0 RWWM Inc. 401K Profit Sharing Plan - 500 Scott P. Roseman - 500 Aaron J. Wagner - 500
(iii) Sole power to dispose or to direct the disposition of RWWM Inc. dba Roseman Wagner Wealth Management - 145,968 RWWM Inc. 401K Profit Sharing Plan - 0 Scott P. Roseman - 0 Aaron J. Wagner - 0
(iv) Shared power to dispose or to direct the disposition of RWWM Inc. dba Roseman Wagner Wealth Management - 0 RWWM Inc. 401K Profit Sharing Plan - 0 Scott P. Roseman - 145,968 Aaron J. Wagner - 145,968

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
N/A
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
N/A
Item 8.	Identification and Classification of Members of the Group
N/A
Item 9.	Notice of Dissolution of Group
N/A
Item 10.	Certification

The following certification shall be included if the statement is filed pursuant to §240.13d-1(b).

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 6, 2010 Date

RWWM Inc. dba Roseman Wagner Wealth Management
Name
/s/ Scott P. Roseman
Signature
Scott P. Roseman Chairman, Senior Portfolio Manager
Name/Title

December 6, 2010 Date

RWWM Inc. 401K Profit Sharing Plan
Name
/s/ Scott P. Roseman
Signature
Scott P. Roseman Trustee
Name/Title

December 6, 2010 Date

Scott P. Roseman
Name
/s/ Scott P. Roseman
Signature
Scott P. Roseman
Name/Title

December 6, 2010 Date

Aaron J. Wagner
Name
/s/ Aaron J. Wagner
Signature
Aaron J. Wagner
Name/Title

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)
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